EXHIBIT 99.1

HEICO Corporation Reports All-time Record Sales, Operating Income and Net Income for Fourth Quarter and Full Year Fiscal Results

            23% Increase in Full Year Operating Income and
  24% Increase in Full Year Net Income on 15% Increase in Net Sales;
  20% Increase in Fourth Quarter Operating Income and 27% Increase in
        Fourth Quarter Net Income on 12% Increase in Net Sales

HOLLYWOOD, Fla. and MIAMI, Dec. 17, 2008 (GLOBE NEWSWIRE) -- HEICO Corporation (NYSE:HEI-A) (NYSE:HEI) today reported that net income increased 24% to a record $48,511,000, or $1.78 per diluted share, for the fiscal year ended October 31, 2008, up from $39,005,000, or $1.45 per diluted share, for the fiscal year ended October 31, 2007. For the fourth quarter of fiscal 2008, net income increased 27% to a record $13,650,000, or 50 cents per diluted share, up from $10,763,000, or 40 cents per diluted share, in the fourth quarter of fiscal 2007.

Operating income increased 23% to a record $105,788,000 for the fiscal year ended October 31, 2008 from $86,014,000 for the fiscal year ended October 31, 2007. For the fourth quarter of fiscal 2008, operating income increased 20% to a record $28,710,000 from $23,847,000 in the fourth quarter of fiscal 2007.

Net sales increased 15% to a record $582,347,000 for the fiscal year ended October 31, 2008 from $507,924,000 for the fiscal year ended October 31, 2007. For the fourth quarter of fiscal 2008, net sales increased 12% to a record $156,716,000 from $139,870,000 in the fourth quarter of fiscal 2007.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

Laurans A. Mendelson, HEICO's Chairman, President & Chief Executive Officer, remarked, "We are extremely pleased to report all-time record highs in consolidated net sales, operating income and net income for both our fourth quarter and full year fiscal 2008 results. Since 1990, HEICO has achieved a 20% CAGR in net income. We remain committed to these long-term growth objectives following our disciplined business model as we face near-term economic challenges.

"Our Flight Support and Electronic Technologies Groups reported record net sales for full fiscal 2008, with increases of 14% and 18%, respectively, over fiscal 2007. In addition, both groups set record high net sales in the fourth quarter of fiscal 2008, with the Flight Support Group reporting a 13% increase and the Electronic Technologies Group reporting a 9% increase over the fourth quarter of fiscal 2007. The sales increases within both groups reflect strong organic growth as well as growth through acquiring profitable, well-managed businesses. Despite a slowing global economy, organic revenue growth within the Flight Support Group and the Electronic Technologies Group approximated 10% and 9%, respectively, for full fiscal 2008 and 10% and 5%, respectively, for the fourth quarter of fiscal 2008 when compared to net sales in the comparable periods of fiscal 2007.

"Operating income of our Flight Support Group increased 20% to a record $81.2 million for the fiscal year ended October 31, 2008, up from $67.4 million for the fiscal year ended October 31, 2007, and increased 24% to a record $21.5 million for the fourth quarter of fiscal 2008, up from $17.3 million for the fourth quarter of fiscal 2007. The increase in operating income of the Flight Support Group for the full year and fourth quarter reflects both the increase in net sales and an increase in operating margins resulting principally from a favorable product mix. Operating margins of the Flight Support Group improved to 18.6% for the fiscal year ended October 31, 2008 from 17.6% for the fiscal year ended October 31, 2007 and improved to 18.4% for the fourth quarter of fiscal 2008 from 16.8% for the fourth quarter of fiscal 2007.

"Operating income of our Electronic Technologies Group increased 14% to a record $38.8 million for the fiscal year ended October 31, 2008, up from $33.9 million for the fiscal year ended October 31, 2007, and increased 5% to a record $11.0 million for the fourth quarter of fiscal 2008, up from $10.5 million reported for the fourth quarter of fiscal 2007. Operating margins of the Electronic Technologies Group were 26.6% for the fiscal year ended October 31, 2008 and 27.4% for the fourth quarter of fiscal 2008 down slightly from 27.3% for the fiscal year ended October 31, 2007 and 28.4% for the fourth quarter of fiscal 2007. The decrease in the operating margins of the Electronic Technologies Group in fiscal 2008 principally reflects impairment charges of $1.8 million in aggregate recorded in the fourth quarter of fiscal 2008 related to the valuation of certain intangible assets associated with prior year acquisitions.

"Our consolidated operating margin of 18.2% for the fiscal year ended October 31, 2008 exceeded our expectations and the 16.9% reported for the fiscal year ended October 31, 2007. Our consolidated operating margin for the fourth quarter of fiscal 2008 was 18.3%, up from 17.0% for the fourth quarter of fiscal 2007, principally reflecting the higher operating margins within the Flight Support Group.

"Cash flow provided by operating activities for fiscal 2008 totaled an all-time record of $73.2 million, including $16.5 million generated in the fourth quarter of fiscal 2008, up from $57.5 million for fiscal 2007.

"We recently announced a 20% increase in our semi-annual cash dividend to $.06 per share, which is payable in January 2009. By raising the cash dividend for the second consecutive year, our Board of Directors' goal is to reflect its continuing confidence in HEICO's growth strategies and to continue to reward our shareholders, while retaining sufficient capital to fund our internal growth objectives and acquisition strategies.

"As we look to fiscal 2009, we will continue our strong commitment to develop new products and services, increase market penetration with our customers, identify select acquisition opportunities and maintain our strong financial position. We are targeting growth in sales, earnings and cash flow in fiscal 2009 despite the global economic strains facing our markets and customers, including the impact of expected capacity reductions in the commercial airline industry.

"Based on current market expectations, we are targeting fiscal 2009 earnings growth at approximately 6% to 10% over fiscal 2008 on net sales in the range of $610 to $620 million. Substantially all of this revenue increase is represented by organic growth. We expect the revenue growth of our Flight Support Group to continue to exceed revenue growth of our Electronics Technologies Group. Potential acquisition opportunities could add to these growth targets.

"Fiscal 2009 cash flow provided by operating activities is anticipated to increase to approximately $75 to $80 million and our capital expenditures in fiscal 2009 is expected to range between $15 and $18 million. Capital expenditures totaled $13.5 million in fiscal 2008."

As previously announced, HEICO will hold a conference call on Thursday, December 18, 2008 at 9:00 a.m. Eastern Standard Time to discuss its fourth quarter and fiscal year results. Individuals wishing to participate in the conference call should dial: U.S. (888) 299-4099, Canada (866) 682-1172, or International (302) 709-8337, wait for the conference operator and provide the operator with the "Verbal" Passcode/Conference ID VM72212 (or "8672212"). A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (402) 220-2946, and enter the Playback Passcode/Conference ID 72212#.

There are currently approximately 15.8 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 10.6 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock stock symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space and electronics industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunication and electronic equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers, or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest rates and economic conditions within and outside of the aviation, defense, space and electronics industries, which could negatively impact our costs and revenues; and HEICO's ability to maintain effective internal controls, which could adversely affect our business and the market price of our common stock. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

 HEICO CORPORATION
 Condensed Consolidated Statements of Operations (Unaudited)

                                      For the year ended October 31,
                                      -----------------------------
                                          2008             2007
                                      ------------     ------------
 Net sales                            $582,347,000     $507,924,000
 Cost of sales                         371,852,000      330,466,000
 Selling, general and
  administrative expenses              104,707,000       91,444,000
                                      ------------     ------------
 Operating income                      105,788,000       86,014,000
 Interest expense                       (2,314,000)      (3,293,000)
 Interest and other (expense) income      (637,000)          95,000
                                      ------------     ------------
 Income before income taxes and
  minority interests                   102,837,000       82,816,000
 Income tax expense                     35,450,000       27,530,000
                                      ------------     ------------
 Income before minority interests       67,387,000       55,286,000
 Minority interests' share of income    18,876,000       16,281,000
                                      ------------     ------------
 Net income                           $ 48,511,000(a)  $ 39,005,000(b)
                                      ============     ============

 Net income per share:
     Basic                            $       1.84     $       1.52
     Diluted                          $       1.78     $       1.45

 Weighted average number of common
  shares outstanding:
     Basic                              26,309,139       25,715,899
     Diluted                            27,243,356       26,931,048

                                      For the year ended October 31,
                                      -----------------------------
                                          2008             2007
                                      ------------     ------------
 Operating segment information: -
   Net sales:
     Flight Support Group             $436,810,000     $383,911,000
     Electronic Technologies Group     146,044,000      124,035,000
     Intersegment sales                   (507,000)         (22,000)
                                      ------------     ------------
                                      $582,347,000     $507,924,000
                                      ============     ============

   Operating income:
     Flight Support Group             $ 81,184,000     $ 67,408,000
     Electronic Technologies Group      38,775,000       33,870,000
     Other, primarily corporate        (14,171,000)     (15,264,000)
                                      ------------     ------------
                                      $105,788,000     $ 86,014,000
                                      ============     ============

 HEICO CORPORATION
 Condensed Consolidated Statements of Operations (Unaudited)

                                      Three months ended October 31,
                                      -----------------------------
                                          2008             2007
                                      ------------     ------------
 Net sales                            $156,716,000     $139,870,000
 Cost of sales                          99,257,000       91,272,000
 Selling, general and
  administrative expenses               28,749,000       24,751,000
                                      ------------     ------------
 Operating income                       28,710,000       23,847,000
 Interest expense                         (363,000)        (855,000)
 Interest and other expense               (419,000)        (133,000)
                                      ------------     ------------
 Income before income taxes and
  minority interests                    27,928,000       22,859,000
 Income tax expense                      9,410,000        7,804,000
                                      ------------     ------------
 Income before minority interests       18,518,000       15,055,000
 Minority interests' share of income     4,868,000        4,292,000
                                      ------------     ------------
 Net income                           $ 13,650,000(a)  $ 10,763,000
                                      ============     ============

 Net income per share:
      Basic                           $        .52     $        .41
      Diluted                         $        .50     $        .40

 Weighted average number of common
  shares outstanding:
      Basic                             26,395,921       26,002,339
      Diluted                           27,246,666       27,110,260

                                      Three months ended October 31,
                                      -----------------------------
                                          2008             2007
                                      ------------     ------------
 Operating segment information: -
    Net sales:
      Flight Support Group            $116,524,000     $102,952,000
      Electronic Technologies Group     40,347,000       36,924,000
      Intersegment sales                  (155,000)          (6,000)
                                      ------------     ------------
                                      $156,716,000     $139,870,000
                                      ============     ============

    Operating income:
      Flight Support Group            $ 21,461,000     $ 17,314,000
      Electronic Technologies Group     11,044,000       10,487,000
      Other, primarily corporate        (3,795,000)      (3,954,000)
                                      ------------     ------------
                                      $ 28,710,000     $ 23,847,000
                                      ============     ============

 HEICO CORPORATION
 Footnotes to Condensed Consolidated Statements of Operations
 (Unaudited)

 (a) Fiscal 2008 net income reflects impairment charges related to the valuation of certain intangible assets within the Electronic
     Technologies Group, which decreased net income for the fiscal year ended October 31, 2008 by $1,140,000, or $.04 per diluted share, in aggregate.

 (b) Fiscal 2007 net income reflects the benefit of a tax credit
     (net of related expenses) for qualified research and development activities recognized for the full fiscal 2006 year pursuant to the retroactive extension in December 2006 of Section 41, "Credit for Increasing Research Activities," of the Internal Revenue Code,
     which increased net income for the fiscal year ended October 31,
     2007 by $535,000, or $.02 diluted share.

 HEICO CORPORATION
 Condensed Consolidated Balance Sheets (Unaudited)

                                            As of October 31,
                                      -----------------------------
                                          2008             2007
                                      ------------     ------------
 Cash and cash equivalents            $ 12,562,000     $  4,947,000
 Accounts receivable, net               88,403,000       82,399,000
 Inventories, net                      132,910,000      115,770,000
 Prepaid expenses and other
  current assets                        17,635,000       14,692,000
                                      ------------     ------------
      Total current assets             251,510,000      217,808,000
 Property, plant and equipment, net     59,966,000       55,554,000
 Goodwill                              323,393,000      310,502,000
 Other assets                           41,673,000       47,438,000
                                      ------------     ------------
      Total assets                    $676,542,000     $631,302,000
                                      ============     ============

 Current maturities of
  long-term debt                      $    220,000     $  2,187,000
 Other current liabilities              81,008,000       85,151,000
                                      ------------     ------------
      Total current liabilities         81,228,000       87,338,000
 Long-term debt, net of
  current maturities                    37,381,000       53,765,000
 Deferred income taxes                  39,192,000       35,296,000
 Other non-current liabilities          17,003,000       10,364,000
                                      ------------     ------------
      Total liabilities                174,804,000      186,763,000
 Minority interests in
  consolidated subsidiaries             83,978,000       72,938,000
 Shareholders' equity                  417,760,000      371,601,000
                                      ------------     ------------
      Total liabilities and
       shareholders' equity           $676,542,000     $631,302,000
                                      ============     ============

 HEICO CORPORATION
 Condensed Consolidated Statements of Cash Flows (Unaudited)

                                      For the year ended October 31,
                                      -----------------------------
                                          2008             2007
                                      ------------     ------------
 Operating Activities:
    Net income                        $ 48,511,000     $ 39,005,000
    Depreciation and amortization       15,052,000       12,167,000
    Impairment of intangible asssets     1,835,000               --
    Deferred income tax provision        3,617,000        2,819,000
    Minority interests' share
     of income                          18,876,000       16,281,000
    Tax benefit from stock
     option exercises                    6,248,000        6,873,000
    Excess tax benefit from stock
     option exercises                   (4,324,000)      (5,262,000)
    Stock option compensation expense      142,000          658,000
    Increase in accounts receivable     (4,749,000)     (13,790,000)
    Increase in inventories            (16,597,000)     (14,701,000)
    Increase in current liabilities      3,571,000       12,801,000
    Other                                  980,000          599,000
                                      ------------     ------------
      Net cash provided by operating
       activities                       73,162,000       57,450,000
                                      ------------     ------------

 Investing Activities:
    Acquisitions and related costs,
     net of cash acquired              (29,038,000)     (48,367,000)
    Capital expenditures               (13,455,000)     (12,886,000)
    Other                                  166,000           59,000
                                      ------------     ------------
      Net cash used in investing
       activities                      (42,327,000)     (61,194,000)
                                      ------------     ------------

 Financing Activities:
    Payments on revolving credit
     facility, net                     (16,000,000)              --
    Payment of industrial development
     revenue bonds                      (1,980,000)              --
    Distributions to minority
     interest owners                    (7,456,000)      (6,448,000)
    Cash dividends paid                 (2,631,000)      (2,056,000)
    Excess tax benefit from stock
     option exercises                    4,324,000        5,262,000
    Proceeds from stock option
     exercises                           2,398,000        6,875,000
    Other                               (1,158,000)         (57,000)
                                      ------------     ------------
      Net cash (used in) provided by
       financing activities            (22,503,000)       3,576,000
                                      ------------     ------------

 Effect of exchange rate
  changes on cash                         (717,000)         116,000
                                      ------------     ------------

 Net increase (decrease) in cash
  and cash equivalents                   7,615,000          (52,000)
 Cash and cash equivalents at
  beginning of year                      4,947,000        4,999,000
                                      ------------     ------------
 Cash and cash equivalents at
  end of year                         $ 12,562,000     $  4,947,000
                                      ============     ============

CONTACT:  HEICO Corporation
          Thomas S. Irwin
            (954) 987-4000 ext. 7560
          Victor H. Mendelson
            (305) 374-1745 ext. 7590